HMN Financial, Inc.
                    Computation of Earnings Per Common Share
                                   (Unaudited)


                                       Three Months          Nine Months
Computation of Earnings               Ended Sept 30,        Ended Sept 30,
Per Common Share:                   1998         1997      1998        1997
                                ----------------------- ----------------------
Weighted average number of
 common shares outstanding used
 in basic earnings per common
 share calculation              4,625,803    5,533,211  5,038,496   5,532,155

Net dilutive effect of:
 Options                                0      348,039    358,514     293,476
 Restricted stock awards                0       74,009     54,344      79,007
                                ---------    ---------  ---------   ---------
Weighted average number of shares
 outstanding adjusted for effect
 of dilutive securities         4,625,803    5,955,259  5,451,354   5,904,637
                                =========    =========  =========   =========
Income available to common
 shareholders                   $(434,240)   1,524,111  2,013,145   4,330,812

Basic earnings per common share $   (0.09)        0.28       0.40        0.78

Diluted earnings per common
 share                          $   (0.09)        0.26       0.37        0.73


The earnings per share calculations reflected above are presented as if the split had been completed at the beginning of each period presented for the weighted average number of shares outstanding for each period.